     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2000


                                                      REGISTRATION NO. 333-33086
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 8 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         MARVELL TECHNOLOGY GROUP LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               BERMUDA                                  3674                                77-0481679
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                                RICHMOND HOUSE,
                                   3RD FLOOR
                              12 PAR LA VILLE ROAD
                                HAMILTON, HM DX
                                    BERMUDA
                                 (441) 296-6395
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                   THOR BUELL
                                GENERAL COUNSEL
                          MARVELL SEMICONDUCTOR, INC.
                               645 ALMANOR AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 222-2500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                     KENNETH R. LAMB                                            JOHN L. SAVVA
                     JOHN E. STONER                                          SULLIVAN & CROMWELL
                   MICHELLE A. HODGES                                      1888 CENTURY PARK EAST
               GIBSON, DUNN & CRUTCHER LLP                              LOS ANGELES, CALIFORNIA 90067
                  ONE MONTGOMERY STREET                                        (310) 712-6600
             SAN FRANCISCO, CALIFORNIA 94104
                     (415) 393-8200

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission Registration Fee and the National Association of Securities Dealers, Inc. Filing Fee.

Securities and Exchange Commission Registration Fee.........  $   25,503
National Association of Securities Dealers Filing Fee.......      10,160
Nasdaq National Market Listing Fee..........................      95,000
Blue Sky Fees and Expenses..................................      15,000
Transfer Agent and Registrar Fees...........................      10,000
Accounting Fees and Expenses................................     300,000
Legal Fees and Expenses.....................................     800,000
Printing Expenses...........................................     250,000
Miscellaneous...............................................      19,337
                                                              ----------
  Total.....................................................  $1,525,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Bermuda law permits a company to indemnify its directors and officers, except for any act of fraud or dishonesty. Marvell has provided in its Bye-laws that the directors and officers and the liquidators and trustees, if any, of Marvell will be indemnified and secured harmless to the full extent permitted by law out of the assets of Marvell from and against all actions, costs, charges, losses, damages and expenses incurred by reason of any act done, concurred in or omitted in or about the execution of their duties of supposed duties, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Marvell shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Marvell shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, other than in the case of any fraud or dishonesty. In addition, Marvell has provided in its Bye-laws that each shareholder of Marvell agrees to waive any claim or right of action, individually or in the right of Marvell, against any director or officer of Marvell on account of any action taken by such director or officer, or the failure of such director or officer to take any action, in the performance of his duties with or for Marvell, other than with respect to any matter involving any fraud or dishonesty on behalf of such director or officer. We recently amended our Bye-laws to provide that the waiver is not applicable to claims arising under United States federal securities laws. The amendment received shareholder approval on June 17, 2000.

     Bermuda law also permits Marvell to purchase insurance for the benefit of its directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust. Marvell plans to purchase indemnification insurance for its officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     From January 1, 1997 through June 20, 2000, we have issued and sold the following unregistered securities:

          1. In June 1997, we issued convertible promissory notes in the aggregate principal amount of $2,211,250 to six investors for $2,211,250 in cash. In conjunction with the issuance of the convertible promissory notes, we issued warrants to purchase 76,544 shares of Series D preferred stock to such investors at an exercise price of $4.33 per share, which warrants were exercised in June 2000. The number of shares subject to such warrant equaled 15% of the principal amount of each purchaser's note divided by the exercise price, which was $6.50 prior to the June 1998 stock split. In December 1997, these noteholders converted the convertible promissory notes into 510,288 shares of Series D Preferred at a conversion price of $4.33 per share.

          2. In December 1997, as partial consideration for acting as our placement agents, we issued warrants to InveStar Capital, Inc. and Hambrecht & Quist LLC to purchase an aggregate of 16,929 shares of Series D preferred stock at an exercise price of $4.33 per share, which warrants were exercised in June 2000.

          3. During the period December 1997 through March 2000, we sold an aggregate of 2,548,288 shares of Series D preferred stock to 54 accredited investors pursuant to Rule 506 of Regulation D. We sold the shares at a purchase price of $4.33 per share for an aggregate consideration of $11,042,506 in cash.

          4. In May 1998, in connection with a loan agreement we issued a warrant to our bank to purchase up to 45,000 shares of Series D preferred stock at an exercise price of $4.33 per share.

          5. In June 1999, in connection with a loan agreement we issued a warrant to our bank to purchase up to 60,000 shares of common stock at an exercise price of $1.50.

          6. In September 1999, we sold an aggregate of 350,000 shares of Series E preferred stock to an investor at a purchase price of $10.00 per share for an aggregate consideration of $3,500,000 in cash.

          7. As of June 20, 2000, 18,054,831 shares of common stock had been issued to our employees, directors and consultants upon exercise of options at exercise prices ranging from $0.03 to the initial public offering price per share and 14,546,809 shares of common were issuable upon exercise of outstanding options under our stock option plans at exercise prices ranging from $0.03 to the initial public offering price per share.

     All share numbers and exercise prices for common stock have been adjusted to reflect the 50% stock dividend in June 1998 and the two 100% common stock dividends approved by our shareholders on March 17, 2000. All share numbers and exercise prices for preferred stock have been adjusted to reflect the 50% stock dividend in June 1998. Although the number of shares of Series D preferred stock and the Series E preferred stock were not affected by the two 100% common stock dividends approved by our shareholders on March 17, 2000, all of the 2,617,140 outstanding shares of Series D preferred stock and the 350,000 shares of Series E preferred stock will automatically convert on a four-for-one basis into shares of common stock upon the consummation of this offering.

     The sales and issuances of securities listed above were deemed to be exempt from registration under Section 4(2) of the Securities Act, Regulation D thereunder as transactions not involving a public offering or by virtue of Rule 701 as transactions pursuant to compensatory benefit plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are filed herewith:


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
 1.1      Form of Underwriting Agreement*
 3.1      Memorandum of Association*
 3.2      Amended and Restated Bye-laws*
 4.1      Specimen Common Stock Certificate*
 5.1      Opinion of Conyers Dill & Pearman
 8.1      Tax Opinion of Fenwick & West LLP*
10.1      1995 Stock Option Plan*
10.2      1997 Directors' Stock Option Plan*
10.3      2000 Employee Stock Purchase Plan*
10.4      Sublease between Netscape Communications, Inc. and Marvell
          Semiconductor, Inc. dated October 1, 1998*
10.5      First Amendment to Sublease between Netscape Communications,
          Inc. and Marvell Semiconductor, Inc. dated October 1, 1999*
10.6      Investor Rights Agreement dated September 10, 1999*
10.7      Wafer Purchase Agreement by and between Marvell Technology
          Group Ltd. and Taiwan Semiconductor Manufacturing
          Corporation dated June 30, 1997*
10.8      Master Development, Purchasing and License Agreement between
          Intel Corporation and Marvell Semiconductor, Inc.+*
21.1      Subsidiaries*
23.1      Consent of Conyers Dill & Pearman (contained in Exhibit 5.1)
23.2      Consent of Fenwick & West LLP (contained in Exhibit 8.1)*
23.3      Consent of PricewaterhouseCoopers LLP*
24.1      Power of Attorney*
24.2      Certified copy of Board Resolution*
27.1      Financial Data Schedule*


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*  Previously Filed

+ Portions redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.

     Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item
14 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 26th day of June, 2000.


                                          MARVELL TECHNOLOGY GROUP LTD.

                                          By:                  *
                                            ------------------------------------
                                                     Dr. Sehat Sutardja
                                                  Chief Executive Officer


                   SIGNATURE                                     TITLE                      DATE
                   ---------                                     -----                      ----
                       *                               Co-Chairman of the Board,        June 26, 2000
------------------------------------------------     President and Chief Executive
               Dr. Sehat Sutardja                     Officer (Principal Executive
                                                                Officer)

                       *                              Chief Financial Officer and       June 26, 2000
------------------------------------------------  Vice President of Finance (Principal
                 George Hervey                     Financial and Accounting Officer)

                       *                                Executive Vice President        June 26, 2000
------------------------------------------------              and Director
                   Weili Dai

                       *                                Chief Technology Officer        June 26, 2000
------------------------------------------------              and Director
              Dr. Pantas Sutardja

                       *                                Co-Chairman of the Board        June 26, 2000
------------------------------------------------
                Diosdado Banatao

                       *                                        Director                June 26, 2000
------------------------------------------------
                 Herbert Chang

                       *                                        Director                June 26, 2000
------------------------------------------------
               Dr. John M. Cioffi

                       *                                        Director                June 26, 2000
------------------------------------------------
                Dr. Paul R. Gray

                       *                                        Director                June 26, 2000
------------------------------------------------
                  Ron Verdoorn

              *By: /s/ THOR BUELL
   ------------------------------------------
                   Thor Buell
        As attorney-in-fact pursuant to
          power of attorney previously
         filed with the Securities and
              Exchange Commission.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
 1.1      Form of Underwriting Agreement*
 3.1      Memorandum of Association*
 3.2      Amended and Restated Bye-laws*
 4.1      Specimen Common Stock Certificate*
 5.1      Opinion of Conyers Dill & Pearman
 8.1      Tax Opinion of Fenwick & West LLP*
10.1      1995 Stock Option Plan*
10.2      1997 Directors' Stock Option Plan*
10.3      2000 Employee Stock Purchase Plan*
10.4      Sublease between Netscape Communications, Inc. and Marvell
          Semiconductor, Inc. dated October 1, 1998*
10.5      First Amendment to Sublease between Netscape Communications,
          Inc. and Marvell Semiconductor, Inc. dated October 1, 1999*
10.6      Investor Rights Agreement dated September 10, 1999*
10.7      Wafer Purchase Agreement by and between Marvell Technology
          Group Ltd. and Taiwan Semiconductor Manufacturing
          Corporation dated June 30, 1997*
10.8      Master Development, Purchasing and License Agreement between
          Intel Corporation and Marvell Semiconductor, Inc.+*
21.1      Subsidiaries*
23.1      Consent of Conyers Dill & Pearman (contained in Exhibit 5.1)
23.2      Consent of Fenwick & West LLP (contained in Exhibit 8.1)*
23.3      Consent of PricewaterhouseCoopers LLP*
24.1      Power of Attorney*
24.2      Certified copy of Board Resolution*
27.1      Financial Data Schedule*


---------------
*  Previously Filed

+ Portions redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.